UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2007

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

AeroGrow International, Inc. (the “Company” or “AeroGrow”) today announced that it is proposing to privately offer, subject to market and other conditions, approximately $4 million of common stock and warrants to purchase common stock (the “Units”) through an offering within the United States in reliance on the exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each Unit consists of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $7.50 per share. The Company currently anticipates that it will offer each Unit at a per Unit price of $6.00.

The Company intends to use the net proceeds of the private offering to increase working capital for new product introductions into new specialty channels, and to extend its product distribution into the lawn and garden and hydroponics channels. The Company also intends to utilize the net proceeds of the private offering to increase inventory levels to support the foregoing additional product distribution and for general corporate purposes. The Company also requires an increase in shareholder’s equity to assist it in satisfying the capital requirements of the NASDAQ Capital Market. The Company is not currently listed on the NASDAQ Capital Market and does not currently satisfy its listing criteria.

The Units, common stock and warrants to be issued, and any common stock issuable upon conversion of the warrants, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information contained in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By:	/s/ Mitchell B. Rubin
Mitchell B. Rubin
Chief Financial Officer

DATED: February 20, 2007